Exhibit 99.1

B&G Foods Reports Third Quarter 2014 Financial Results

— Company Updates Fiscal 2014 Guidance —

Parsippany, N.J., October 21, 2014—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2014.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 15.2% to $209.0 million

•                  Base business net sales volume increased $2.4 million, or 1.4%

•                  Base business net sales increased $1.0 million, or 0.6%

•                  Net loss was $4.4 million due to significant non-cash impairment charges to intangible assets, a related loss on the disposal of inventory, and acquisition-related transaction costs

•                  Adjusted net income* increased 9.5% to $20.5 million

•                  Adjusted diluted earnings per share* increased 8.6% to $0.38

•                  Adjusted EBITDA* increased 7.5% to $49.5 million

•                  Due to further reduced net sales expectations for Rickland Orchards, the Company recognized non-cash impairment charges to intangible assets of $22.2 million, net of tax, and a $1.9 million loss, net of tax, on the related disposal of inventory, which are treated as items affecting comparability

•                  The Company updated its guidance for fiscal year 2014:

•                  Adjusted EBITDA guidance decreased approximately 1.0% to a range of $202.0 million to $206.0 million

•                  Adjusted diluted earnings per share guidance remains at $1.54 to $1.60 for the full year

Commenting on the results, David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “We were very pleased with the performance of Pirate Brands during the third quarter.  One of our largest and most important businesses, Pirate Brands experienced a 38.9% net sales gain for the quarter, primarily in warehouse clubs.  We were equally encouraged by volume gains in our overall base business and a reduction in the rate of price declines to 26% of that seen in the first half of the year.  The impairment and other charges related to last year’s Rickland Orchards acquisition reflect obviously disappointing sales results in that brand, primarily in the warehouse club channel.  However, we believe that B&G Foods’ overall business is headed in the right direction in both volume and pricing going into the fourth quarter and fiscal 2015.”

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

Financial Results for the Third Quarter of 2014

Net sales for the third quarter of 2014 increased $27.6 million or 15.2% to $209.0 million from $181.4 million for the third quarter of 2013.  Net sales of Specialty Brands, acquired in April 2014, contributed $22.1 million to the overall increase and net sales of the Rickland Orchards brand, acquired in October 2013, contributed $4.5 million to the overall increase.  Net sales for B&G Foods’ base business increased $1.0 million, or 0.6%, attributable to a unit volume increase of $2.4 million, or 1.4%, partially offset by a net price decrease of $1.4 million, or 0.8%.

Gross profit for the third quarter of 2014 increased $1.8 million, or 2.9%, to $63.1 million from $61.3 million for the third quarter of 2013.  Gross profit expressed as a percentage of net sales decreased to 30.2% for the third quarter of 2014 from 33.8% in the third quarter of 2013.  The 3.6 percentage point decrease was to a large extent attributable to the write-off of certain raw material and finished goods inventory in connection with the Rickland Orchards impairment, which reduced gross profit margin by approximately 1.4 percentage points.  The remaining 2.2 percentage point decrease was attributable to a sales mix shift to lower margin products, an increase in distribution costs and the base business net price decrease described above, as well as the effect of the Canadian exchange rate, which reduced gross profit margin by approximately 0.9 percentage points, 0.7 percentage points and 0.6 percentage points, respectively.

Selling, general and administrative expenses decreased $0.1 million, or 0.5%, to $21.2 million for the third quarter of 2014 from $21.3 million for the third quarter of 2013.  This decrease was due to decreases in acquisition-related transaction costs of $1.3 million, consumer marketing of $0.2 million and other expenses of $0.4 million, offset by increases in selling expenses of $1.1 million (including an increase of $0.9 million for brokerage expenses) and warehousing expenses of $0.7 million.  Expressed as a percentage of net sales, selling, general and administrative expenses decreased 1.6 percentage points to 10.1% for the third quarter of 2014 from 11.7% for the third quarter of 2013.

Net interest expense for the third quarter of 2014 increased $0.5 million or 4.4% to $11.6 million from $11.1 million for the third quarter of 2013.  The increase was primarily attributable to an increase in the Company’s average debt outstanding due to the Company’s recent acquisitions.

The Company’s reported net loss under U.S. generally accepted accounting principles (GAAP) was $4.4 million, or $0.08 per share, for the third quarter of 2014, as compared to net income of $15.4 million, or $0.29 per diluted share, for the third quarter of 2013.  The Company’s adjusted net income for the third quarter of 2014, which excludes the after tax impact of acquisition-related transaction costs, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, was $20.5 million, or $0.38 per adjusted diluted share.  The Company’s adjusted net income for the third quarter of 2013, which excludes the after tax impact of refinancing charges and acquisition-related transaction costs, was $18.7 million, or $0.35 per adjusted diluted share.

For the third quarter of 2014, adjusted EBITDA, which excludes the impact of acquisition-related transaction costs, the non-cash impairment charges and the related loss on disposal of inventory, increased 7.5% to $49.5 million from $46.0 million for the third quarter of 2013.

Financial Results for the First Three Quarters of 2014

Net sales for the first three quarters of 2014 increased $96.6 million or 18.8% to $610.0 million from $513.4 million for the first three quarters of 2013.  An additional six months of net sales of Pirate Brands, which B&G Foods acquired in July 2013, contributed $40.7 million to the overall increase, net sales of Specialty Brands, acquired in April 2014, contributed $33.5 million to the overall increase, net sales of the Rickland Orchards brand, acquired in October 2013, contributed $20.3 million to the overall increase and an additional four months of net sales of the TrueNorth brand, acquired in May 2013, contributed $7.2 million to the overall increase.  Net sales for the Company’s base business decreased $5.1 million, or

1.0%, attributable to a net price decrease of $6.8 million, or 1.3%, partially offset by a unit volume increase of $1.7 million, or 0.3%.

Gross profit for the first three quarters of 2014 increased $15.0 million, or 8.5%, to $190.8 million from $175.8 million for the first three quarters of 2013.  Gross profit expressed as a percentage of net sales decreased to 31.3% in the first three quarters of 2014 from 34.2% in the first three quarters of 2013.  The 2.9 percentage point decrease was primarily attributable to the base business net price decrease described above as well as the effect of the Canadian exchange rate, a sales mix shift to lower margin products, an increase in distribution costs and the write-off of inventory in connection with the Rickland Orchards impairment, which reduced gross profit margin by approximately 0.9 percentage points, 0.8 percentage points, 0.7 percentage points and 0.5 percentage points, respectively.

Selling, general and administrative expenses increased $14.0 million, or 25.4%, to $69.1 million for the first three quarters of 2014 from $55.1 million for the first three quarters of 2013.  This increase was primarily due to increases in consumer marketing of $5.0 million, selling expenses of $4.5 million (including increases of $2.8 million for brokerage expenses and $0.8 million for salesperson compensation), acquisition-related transaction costs of $3.6 million, warehousing expenses of $1.8 million and other expenses of $0.1 million, offset by a decrease in compensation expenses of $1.0 million.  Expressed as a percentage of net sales, our selling, general and administrative expenses increased 0.6 percentage points to 11.3% for the first three quarters of 2014 from 10.7% for the first three quarters of 2013.

Net interest expense for the first three quarters of 2014 increased $3.6 million or 11.8% to $34.5 million from $30.9 million for the first three quarters of 2013.  The increase was primarily attributable to the increase in the Company’s average debt outstanding attributable to the Company’s recent acquisitions.

The Company’s reported net income under GAAP was $29.5 million, or $0.55 per diluted share, for the first three quarters of 2014, as compared to $33.6 million, or $0.63 per diluted share, for the first three quarters of 2013.  The Company’s adjusted net income for the first three quarters of 2014, which excludes the after tax impact of refinancing charges, acquisition-related transaction costs, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, and a non-cash gain relating to the Rickland Orchards earn-out, was $56.3 million, or $1.05 per adjusted diluted share.  The Company’s adjusted net income for the first three quarters of 2013, which excludes the after tax impact of refinancing charges and acquisition-related transaction costs, was $55.7 million, and adjusted diluted earnings per share was $1.05.

For the first three quarters of 2014, adjusted EBITDA, which excludes the impact of acquisition-related transaction costs, the non-cash impairment charges and the related loss on disposal of inventory, and the non-cash gain relating to the earn-out, increased 6.0% to $142.0 million from $134.0 million for the first three quarters of 2013.

Guidance

B&G Foods decreased its adjusted EBITDA guidance for fiscal 2014 by approximately 1.0% to a range of $202.0 million to $206.0 million.  However, B&G Foods reaffirmed its adjusted diluted earnings per share guidance for fiscal 2014 at a range of $1.54 to $1.60.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 21, 2014.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (800) 263-8506 for U.S. callers or (719) 325-2133 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 5000512. The replay will be available from October 21, 2014 through November 4, 2014.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses), intangible asset impairment charges and related asset write-offs, and gains or losses related to changes in the fair value of contingent liabilities from earn-outs) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income (loss) and reported diluted earnings (loss) per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income (loss) and diluted earnings (loss) per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of acquisition-related transaction costs, intangible asset impairment charges and related asset write-offs, non-cash gains or losses on contingent earn-out consideration and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income (loss) and to net cash provided by operating activities is included below for the third quarter and first three quarters of 2014 and 2013, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income (loss) and reported diluted earnings (loss) per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA and adjusted diluted earnings per share expectations for fiscal 2014 and B&G Foods’ expectations regarding volume and pricing during the fourth quarter and fiscal 2015.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 27, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$5,981	$4,107
Trade accounts receivable, net	68,444	62,763
Inventories	132,856	101,251
Prepaid expenses and other current assets	7,996	8,079
Income tax receivable	12,540	3,422
Deferred income taxes	4,293	2,115
Total current assets	232,110	181,737

Property, plant and equipment, net of accumulated depreciation of $125,397 and $114,685	114,621	110,374
Goodwill	370,096	319,292
Other intangibles, net	951,101	844,141
Other assets	30,064	28,799
Total assets	$1,697,992	$1,484,343

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$49,706	$42,638
Accrued expenses	27,665	19,189
Current portion of long-term debt	20,625	26,250
Dividends payable	18,246	17,637
Total current liabilities	116,242	105,714

Long-term debt	1,024,686	844,635
Other liabilities	2,356	8,692
Deferred income taxes	201,490	146,939
Total liabilities	1,344,774	1,105,980
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 53,663,697 and 53,445,910 shares issued and outstanding as of September 27, 2014 and December 28, 2013	537	534
Additional paid-in capital	128,487	183,113
Accumulated other comprehensive loss	(2,495)	(2,471)
Retained earnings	226,689	197,187
Total stockholders’ equity	353,218	378,363
Total liabilities and stockholders’ equity	$1,697,992	$1,484,343

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net sales	$208,998	$181,350	$610,027	$513,426
Cost of goods sold	145,936	120,084	419,269	337,651
Gross profit	63,062	61,266	190,758	175,775

Operating expenses:
Selling, general and administrative expenses	21,173	21,271	69,065	55,097
Amortization expense	3,391	2,385	9,986	6,608
Impairment of intangible assets	34,154	—	34,154	—
Gain on change in fair value of contingent consideration	—	—	(8,206)	—
Operating income	4,344	37,610	85,759	114,070

Other expenses:
Interest expense, net	11,587	11,097	34,532	30,900
Loss on extinguishment of debt	—	2,813	5,748	31,291
(Loss) income before income tax (benefit) expense	(7,243)	23,700	45,479	51,879
Income tax (benefit) expense	(2,830)	8,350	15,977	18,328
Net (loss) income	$(4,413)	$15,350	$29,502	$33,551

Weighted average shares outstanding:
Basic	53,664	52,873	53,656	52,817
Diluted	53,664	53,120	53,730	52,975

(Loss) earnings per share:
Basic	$(0.08)	$0.29	$0.55	$0.64
Diluted	$(0.08)	$0.29	$0.55	$0.63

Cash dividends declared per share	$0.34	$0.32	$1.02	$0.90

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss) and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net (loss) income	$(4,413)	$15,350	$29,502	$33,551
Income tax (benefit) expense	(2,830)	8,350	15,977	18,328
Interest expense, net	11,587	11,097	34,532	30,900
Depreciation and amortization	6,838	5,983	20,783	17,002
Loss on extinguishment of debt	—	2,813	5,748	31,291
EBITDA(1)	11,182	43,593	106,542	131,072
Acquisition-related transaction costs	1,141	2,399	6,524	2,933
Impairment of intangible assets	34,154	—	34,154	—
Loss on disposal of inventory	2,978	—	2,978	—
Gain on change in fair value of contingent consideration	—	—	(8,206)	—
Adjusted EBITDA(1)	49,455	45,992	141,992	134,005
Income tax benefit (expense)	2,830	(8,350)	(15,977)	(18,328)
Interest expense, net	(11,587)	(11,097)	(34,532)	(30,900)
Deferred income taxes	(3,511)	5,869	5,083	12,063
Amortization of deferred financing costs and bond discount	879	1,025	2,907	3,318
Acquisition-related transaction costs	(1,141)	(2,399)	(6,524)	(2,933)
Acquisition-related contingent consideration expense, including interest accretion	—	—	432	—
Share-based compensation expense	386	1,109	2,128	3,269
Excess tax benefits from share-based compensation	27	6	(2,356)	(4,192)
Changes in assets and liabilities	(12,790)	(4,938)	(32,464)	(27,409)
Net cash provided by operating activities	$24,548	$27,217	$60,689	$68,893

(1)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows.  We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses), intangible asset impairment charges and related asset write-offs, and gains or losses related to changes in the fair value of contingent liabilities from earn-outs.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs, and gains or losses related to changes in the fair value of contingent liabilities from earn-outs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income (loss) or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses and income taxes, intangible asset impairment charges and related asset write-offs, and gains or losses related to changes in the fair value of contingent liabilities from earn-outs.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Reported net (loss) income	$(4,413)	$15,350	$29,502	$33,551
Loss on extinguishment of debt, net of tax(1)	—	1,817	3,742	20,214
Acquisition-related transaction costs, net of tax	743	1,550	4,247	1,895
Impairment of intangible assets, net of tax(2)	22,234	—	22,234	—
Loss on disposal of inventory, net of tax(2)	1,939	—	1,939	—
Gain on contingent consideration, net of tax(2)	—	—	(5,342)	—
Adjusted net income	$20,503	$18,717	$56,322	$55,660
Adjusted diluted earnings per share (3)	$0.38	$0.35	$1.05	$1.05

(1)         During the third quarter of 2014, we did not have any loss on extinguishment of debt.  Loss on extinguishment of debt for the third quarter of 2013 includes costs relating to our repurchase of $30.2 million aggregate principal amount of 7.625% senior notes, including the repurchase premium and other expenses of $2.3 million, the write-off of deferred debt financing costs of $0.4 million and the write-off of unamortized discount of $0.1 million.

Loss on extinguishment of debt for the first three quarters of 2014 includes costs relating to the termination of our prior credit agreement, which included the repayment of $121.9 million aggregate principal amount of tranche A term loans and $215.0 million aggregate principal amount of revolving loans, and the write-off of deferred debt financing costs and unamortized discount of $5.4 million and $0.3 million, respectively. Loss on extinguishment of debt for the first three quarters of 2013 includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million.

(2)         On October 7, 2013, we completed the Rickland Orchards acquisition for a base purchase price of $57.5 million, of which $37.4 million was paid in cash and approximately $20.1 million was paid in shares of B&G Foods common stock.  The purchase agreement also provided that the purchase price could be increased by contingent earn-out consideration of up to $15.0 million in the aggregate based upon the achievement of revenue growth targets during fiscal 2014, 2015 and 2016 meant to achieve operating results in excess of base purchase price acquisition model assumptions.

As of the date of acquisition we estimated the original fair value of the contingent consideration to be approximately $7.6 million.  During the remainder of fiscal 2013 and the first two quarters of 2014, we recorded interest accretion expense on the contingent consideration liability of $0.2 million and $0.4 million, respectively.  At June 28, 2014, we remeasured the fair value of the contingent consideration using actual operating results through June 28, 2014 and revised forecasted operating results for the remainder of fiscal 2014, 2015 and 2016.  As a result of lower than expected net sales results for Rickland Orchards and the unlikelihood of Rickland Orchards achieving the revenue growth targets, the fair value of the contingent consideration was reduced to zero, resulting in a non-cash gain of $8.2 million that is included in gain on change in fair value of contingent consideration in the accompanying unaudited consolidated statements of operations for the first three quarters of 2014.  We also concluded that these factors were potential indicators of the impairment of certain long-lived assets (trademark and customer relationship intangibles), requiring us to perform an interim impairment analysis of the trademark and customer relationship intangibles acquired in the Rickland Orchards acquisition.  Based on the results of the interim impairment analysis, we determined that no impairment was required as of June 28, 2014.  We did not have any contingent earn-out obligations during 2013.

During the third quarter of 2014, net sales to the club channel of the core products of Rickland Orchards continued to deteriorate beyond our June 28, 2014 projections.  As a result, we have as of September 27, 2014 reduced our net sales projections to the club channel and performed an interim impairment analysis of the trademark and customer relationship intangibles acquired in the Rickland Orchards acquisition.  We used a discounted cash flow model to determine the fair value of the intangibles.  Based on the results of the interim impairment analysis performed at September 27, 2014, we recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $26.9 million and $7.3 million, respectively, which are recorded in Impairment of Intangible Assets on the accompanying unaudited consolidated statement of operations.  If, during the remainder of 2014 or thereafter, operating results for the Rickland Orchards brand continue to deteriorate at rates in excess of our revised projections, we may be required to record an additional non-cash charge for the impairment of long-lived intangibles relating to Rickland Orchards, and these non-cash charges would be material.

In connection with the interim impairment analysis of the Rickland Orchards intangibles, we also recorded a charge to cost of goods sold of approximately $3.0 million relating to the write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products.

(3)         For the third quarter of 2014, 101,428 shares of common stock issuable upon the achievement of performance goals in connection with share-based compensation awards have not been included in the calculation of diluted weighted average shares because the effect would be antidilutive on diluted loss per share.